Exhibit 99.1

Pacific Health Care Organization, Inc.,
Extends Share Repurchase Program

NEWPORT BEACH, California., May 29, 2015 (GLOBE NEWSWIRE) – Pacific Health Care Organization, Inc., (the “Company”) (OTCQB: PFHO), a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators announced today that its board of directors has voted to extend the duration of the Company’s existing share repurchase program an additional six months, through November 30, 2015.  This is the only change to the share repurchase program.  The Company has correspondingly extended its 10b5-1 plan with Alpine Securities Corporation.

Since inception of the share repurchase program in December 2014, the Company has repurchased 4,710 shares, or approximately 6 percent of the outstanding common stock of the Company, for $169,118.  The Company has $330,882 left in the plan for future purchases of common stock under the current authorization.

Under the share repurchase program the Company is authorized to repurchase outstanding shares in open market or privately negotiated transactions.  The share repurchase program may be modified, suspended or discontinued at any time without prior notice.

About Pacific Health Care Organization, Inc.

The Company is a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators.  Workers’ compensation costs continue to increase due to rising medical costs, inflation, fraud and other factors.  Medical and indemnity costs associated with workers’ compensation in the state of California are billions of dollars annually.  The Company’s focus goes beyond the medical cost of the claim, with the goal of reducing the entire cost of the claim, including medical, legal and administrative costs.  Through its wholly-owned subsidiaries, the Company provides a range of effective workers’ compensation cost containment services, including but not limited to , Health Care Organizations, Medical Provider Networks, HCO + MPN, Workers’ Compensation Carve-Outs, Utilization Review,  Medical Bill Review, Nurse Case Management and Lien Representation.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Statements included in this press release regarding the Company’s intention to continue to repurchase shares of its common stock from time to time under the share repurchase program, the duration of the share repurchase program and the amount of Company funds that may be spent repurchasing shares of Company common stock are forward-looking statements that are subject to risks and uncertainties.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among other things, the market price of the Company’s common stock prevailing from time to time, the nature of other investment and business opportunities presented to the Company from time to time, the Company’s ability to carry out the repurchase program in accordance with applicable securities laws, the Company’s cash balance, cash flows from operations, general economic conditions and other factors identified in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

All forward-looking statements speak only as of the date they were made.  The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Pacific Health Care Organization, Inc.
1201 Dove Street, Suite 300
Newport Beach, California 92660
(949) 721-8272
Website:  http://www.pacifichealthcareorganization.com/
Contact:   Fred Odaka – CFO
Email:       fodaka@medexhco.com